SECURITIES & EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                FORM 12b-25

                        Notification of Late Filing

                     STEINER OPTICS INTERNATIONAL, INC.

                      Commission File Number 2-92801NY

(Check one)
    X  Form 10-K and Form 10-KSB     Form 11-K      Form 20-F
   ___
       Form 10-Q and Form 10-QSB     Form N-SAR

       For the period ended December 31, 1999


       Transition Report on Form 10-K and Form 10-KSB
       Transition Report on Form 20-F
       Transition Report on Form 11-K
       Transition Report on Form 10-Q and Form 10-QSB
       Transition Report on Form N-SAR

       For the transition period ended _____________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                  PART I

                          REGISTRANT INFORMATION

  Full name of Registrant       STEINER OPTICS INTERNATIONAL, INC.
                                ----------------------------------

  Former name, if applicable
                                ----------------------------------

         Dr. Hans Frisch Strasse 9, D-95448 Bayreuth, Germany
         ----------------------------------------------------
                 Address of principal executive office

                                 PART II

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the
following should be completed. (Check box if appropriate)   x
                                                           ---
  (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  (b) The subject annual report, semi-annual report, transition report on Form 10-K 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB,or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 PART III

                                 NARRATIVE

Steiner Optics International, Inc. is unable to file its annual report on Form 10-KSB within the prescribed time period because, having only completed the filing of its 1998 Form 10-KSB within the past month, it has not had sufficient time to prepare the 1999 filing.

                                 PART IV

                            OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:
                  Igor Krol, Esq.       (212)595-8009
                  -----------------------------------

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the
registrant was required to file such report(s) been filed. Yes     No  X
                                                                      ---
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof.                                                   Yes     No  X
                                                                      ---
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    STEINER OPTICS INTERNATIONAL, INC.
             ______________________________________________
             Name of Registrant as Specified in its Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2000            By: /s/ Carl Steiner
       --------------            __________________________
                                 President and CEO